AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of August 16th, 2004, is by and among Jonathan M. Bricken (“Bricken”), Univec, Inc. (“Seller”), a Delaware corporation and Thermal Waste Technologies, Inc. (the “Company”), each having the address set forth on the signature pages hereto.

WHEREAS, the Seller purchased the Stock of the Company from Bricken and other TWT stockholders pursuant to a certain Stock Purchase Agreement dated February 28, 2002, which is attached hereto as Exhibit A and made a part hereof (the “Stock Purchase Agreement”); and

WHEREAS, pursuant to the terms of the Stock Purchase Agreement, the Company and Bricken entered into a certain Employment Agreement dated February 28, 2002, whereby Bricken would serve in the capacity of the Seller’s Vice President, which agreement is attached hereto as Exhibit B and made a part hereof (the “Employment Agreement”); and

WHEREAS, the Seller is the owner of 2,436,857 shares of the Company’s common capital stock (the ‘TWT Stock”) representing all of the issued and outstanding stock of the Company; and

WHEREAS, the Seller has agreed to sell the TWT Stock to Bricken, and Bricken has agreed to purchase the TWT Stock from Seller pursuant to and subject to the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. The cancellation and/or termination, dated February 28, 2002 (the “Cancellation Agreement”), of the Employment Agreement between the Company and Bricken, dated July 1, 1999 (the ‘TWT Employment Agreement”), is rescinded ab initio upon the execution of this agreement. Copies of the Cancellation Agreement and TWT Employment Agreement are attached hereto as Exhibit C and made a part hereof.

2. (A) The Seller hereby agrees to sell the TWT Stock to Bricken and Bricken agrees to buy the TWT Stock from Seller; (B) Bricken agrees to sell to the Seller all common stock of the Seller (the “Univec Stock”) owned by him, as set forth in Schedule 1; (C) Univec Stock owned by Eleine Bricken, Rita Bricken and Peter Bricken will be exchanged for options to purchase Univec Stock, as set forth on Schedule 1; and, (D) except as set forth in Schedule 1 and in paragraph 4.3, all other options to purchase Univec Stock will be cancelled.

3. The closing of the transactions contemplated in this Agreement will occur on or before August 16, 2004 at a location that is mutually agreeable to Dalton and Bricken.

4. The assets of the Company at closing will include:

(a)	The Company’s accounts receivable, inventory and bank accounts as at the date of closing;

(b)	The right to the manufacturing credit owed to the Company by Kimchuk, Inc. to the extent the credit exists (represented by Kimchuk as of the date of closing to be $83,200); and

(c)	Such Intellectual Property owned by the Company, including but not necessarily limited to the United States and Australian patents, permits approvals, trademarks and copyrights, subject to the grant to the Seller of the right to direct the Company to sell products directly to an end user and pay the Seller a mutually agreed upon commission based on an industry standard percentage.

4.1 The Company will assume the following obligations, and hold the Seller harmless from:

(a)	all past and future liabilities pursuant to a Sub-Lease dated January 1, 2000 between Professional Properties covering premises at 5 Corporate Drive, Danbury, Connecticut.

(b)	all indebtedness due to Kimchuk, Inc.

(c)	All amounts due for business insurance premiums protecting the Company and its employees for liabilities and damage of any kind, including Traveler’s Commercial Policy No. 909x5117 and Product liability Policy No. SP811557; and

(d)	Car payments on cars leased by employees of the Company, specifically, and expressly limited to Volvo lease No. 00000036146094, for auto with VIN No. YVIVS29571F674407.

4.2 The Seller shall at the Closing assume liability for and hold the Company harmless with respect to:

(a)	The following notes, all of which were assumed by the Company on February 28, 2002, and each of which is payable on June 11,2004:

(i)	Promissory Note made by James A. Marquis and William C. Kimbell payable to the order of David Goldstein in the original principal amount of $15,000, dated June 11,1999;

(ii)	Promissory Note made by James A. Marquis and William C. Kimbell payable to the order of Meredith L. Garvin in the original principal amount of $15,000, dated June 11, 1999;

(iii)	Promissory Note made by James A. Marquis and William C. Kimbell payable to the order of Evan Nisselson in the original principal amount of $15,000, dated June 11, 1999;

(iv)	Promissory Note made by James A. Marquis and William C. Kimbell payable to the order of Ross Karlan in the original principal amount of $ 7,500, dated June 11,1999; and

(v)	Promissory Note made by James A. Marquis and William C. Kimbell payable to the order of Eric Karlan in the original principal amount of $7,500, dated June 11,1999;

(b)	outstanding bills for legal services to Collins Hanaffin, Mintz Levin Cohn and Hyman Phelps, Esquires in the amounts set forth in Schedule2;

(c)	The premiums payable by the Company to continue health insurance presently covering Bricken, Eleine S. Bricken, and Madeleine Dixon Bricken for a period of four (4) months subsequent to the Closing.

4.3 Bricken shall use his best efforts to cause Marquis and Kimbell to return all of the Univec Stock and options they own to the Seller, and to obtain a general release of the Seller from all direct and indirect liability to them, on such terms as shall be satisfactory to Bricken, Marquis and Kimbell. To the extent that Bricken effectuates the return of such securities, Bricken shall be permitted to retain, pro-rata, an option to purchase up to 200,000 shares of Univec Stock.

4.4 Bricken, the Company and Seller shall exchange general releases releasing each other from all matters except as provided in this Agreement, substantially in the form attached hereto as Exhibit D and made a part hereof.

4.5 Seller shall pay to Bricken the amount of One Hundred Thousand and 00/100 ($100,000) Dollars, payment of which shall be personally guaranteed by David Dalton pursuant to the Guaranty attached hereto as Exhibit E. Payment shall be made as follows: Ten Thousand and 00/100 ($10,000) Dollars upon execution of this agreement; and Ten Thousand and 00/100 ($10,000) Dollars on the first day of each month for a period of nine (9) months subsequent to the execution of this Agreement. In the event the Seller fails to remit the aforesaid payments by the tenth (10th) day of each calendar month, Seller and/or Dalton shall have 30 days from receipt of a written Notice of Default from Bricken to cure such default. In the event that Seller or Dalton fails to cure such default within 30 days, Bricken may elect to accelerate all remaining payments by notifying Seller and Dalton in writing, upon which all remaining payments will become immediately due and payable without presentment, notice or demand, all of which are expressly waived.

4.6 Immediately upon execution of this Agreement, Seller shall pay One Thousand and 00/100 ($1,000) Dollars on the first day of each month, in the aggregate, to the law firms specified in Section 4.2(b), until such outstanding legal fees are paid in full.

4.7 Bricken shall deliver to Seller the Univec Stock set forth in Schedule 1 and documents canceling the options to purchase Univec Stock described on Schedule 1.

4.8 Sellers will deliver to Bricken one hundred (100%) percent of the outstanding TWT Stock.

5 Representations, Warranties and Covenants of Bricken.

Bricken hereby represents, warrants and covenants to the Seller as follows:

5.1 Authorized and Effective Agreement. Bricken has the requisite power, legal capacity and authority to enter into and to assume and perform all of his obligations under this Agreement. This Agreement when executed and delivered by Bricken will constitute a legal, valid and binding obligation of Bricken, enforceable in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

5.2 Investment. Bricken represents he is acquiring the TWT Stock for his own account for investment and not with a view towards resale, transfer or distribution thereof, nor with any present intention of distributing such securities and that as a condition of closing, Bricken will execute a representation to said effect and that the certificates issued to him will bear legends preventing transfer unless in compliance with the Securities Act of 1933 as amended, and will have “stops” placed against transfer in the absence of such compliance.

5.3 Risk Associated with Purchase. Bricken represents that he has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks associated with the purchase of the TWT Stock and his investment in the Company, and is able to bear the economic risk of such investment for an indefinite period of time. Bricken represents that he has been furnished access to such information and documents as he has requested, and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company and the Seller concerning the terms and conditions of this Agreement. Bricken was, prior to February 28, 2002, a shareholder of the Company and its chief executive officer.

5.4 Agreement Not in Conflict with Other Instruments; No Consents Required. Bricken represents that neither the execution and delivery of this Agreement by him nor the consummation of the transactions contemplated by this Agreement, nor compliance by him with any of the provisions hereof shall constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Seller.

5.5 Brokers and Finders. Bricken represents that neither he nor the Company has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions payable by the Seller in connection with the transactions contemplated herein.

6 Representations and Warranties of the Seller.

The Seller, hereby represents and warrants to Bricken as of the Closing date as follows:

6.1 Organization, Standing and Authorized and Effective Agreement. The Seller and Company are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly authorized to conduct business and is in good standing under the laws of Connecticut. The Company has the requisite corporate power and authority to own the properties it purports to own, to transact the business it transacts or proposes to transact, and to enter into and to assume and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by the Seller and the Company has been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company and by the Seller. This Agreement when executed and delivered by the Seller and Company will constitute a legal, valid and binding obligation of the Company and the Seller, enforceable against the Seller in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies. All of the outstanding TWT Stock and Univec Stock has been duly authorized and issued and is non-assessable.

6.2 Brokers and Finders. Seller has not employed any broker, finder or financial advisor or incurred any liability for any fees or commissions payable by the Company or Bricken in connection with the transactions contemplated herein.

6.3 Subsidiaries. The Company does not presently own or control,

directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity.

6.4 Litigation. Except as described on Schedule 3 hereto, (i) there is no action, suit, proceeding, or investigation pending or to the Seller’s knowledge currently threatened against the Company (nor, to the Seller’s knowledge, is there any reasonable basis therefor) which questions the validity of this Agreement or the right of the Seller to consummate the transactions contemplated thereby, or which might result, either individually or in the aggregate, in the entry of a judgment against the Company or in any material adverse change in the business or financial condition of the Company and (ii) to the knowledge of the Seller the Company is not a party or subject to the provisions of any order, writ, injunction, judgment, or decree of any court or government agency or instrumentality, limiting its ability to conduct its business in any manner.

6.5 Title to Property and Assets. To the knowledge of the Seller, the Company has good and marketable title to its property and assets free and clear of all mortgages, liens, loans, and encumbrances, except as disclosed on Schedule 4 hereto or such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets.

6.6 Tax Matters. The Company (i) has filed all income and corporate franchise tax returns that are required to have been filed by it with all appropriate governmental agencies (and all such returns are true and correct and fairly reflect its operations for tax purposes); and (ii) has paid all taxes owed or assessments by it (other than taxes the validity of which are being contested in good faith by appropriate proceedings). The assessment of any additional taxes for periods for which returns have been filed is not expected to exceed the recorded liability therefore and, to the Company’s knowledge, there are no material unresolved questions or claims concerning the Company’s tax liability. To the knowledge of the Seller there is no pending dispute with any taxing authority relating to any of said returns which, if determined adversely to the Company, would result in the assertion by any taxing authority of any valid deficiency in a material amount for taxes.

6.7 Ownership of Capital Stock of the Company. The Seller has good and valid title the TWT Stock free and clear of any and all liens, encumbrances, claims, charges and assessments and subject to no options, agreements or restrictions with respect to voting or transferability. The TWT Stock when transferred to the Purchaser will be duly authorized, issued and non-assessable.

7 Initial Covenants.

From and after the date of this Agreement and until the Closing, the parties hereto agree to the following covenants:

7.1 Books and Records. Bricken and his authorized representatives shall have fall access to all properties, books, records, contracts and documents of the Company, and the Company shall furnish or cause to be furnished to Bricken and their authorized representatives all information with respect to the Company’s affairs and business as Bricken may reasonably request.

7.2 Full Cooperation. Each of the parties hereto will cooperate with the other parties and use commercially reasonable efforts to take, or cause to be taken, all commercially reasonable action, and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable under applicable law, regulations and contractual arrangements to fulfill his, her or its obligations hereunder and take each action required of him, her or it to consummate and make effective the transactions contemplated by this Agreement.

7.3 Business Conduct. The Company shall conduct its operations and business according to its usual, regular and ordinary course consistent with past practice (and shall not increase the salary, benefits or other compensation payable by the Company) (except as provided for herein) and shall use its reasonable efforts to preserve intact the Company’s business organization and goodwill and maintain satisfactory relationships with those persons having business relationships with it. The Company shall not (i) acquire or dispose of any assets other than in the ordinary course of business, (ii) change its line of business, (iii) declare or pay any dividends or other distributions on capital stock or (iv) issue any capital stock or options or rights to acquire capital stock (except as provided for herein).

7.4 Transfer of Capital Stock. The Seller shall not transfer, sell, pledge or otherwise dispose of any TWT Stock except as permitted by this Agreement.

8 Additional Covenants.

8.1 Resignation of Board Directors; Appointment of Officers. From and after the closing the Sellers shall cause the members of the board of directors of the Company to resign as requested by Bricken. Bricken shall have the right to elect all of the members of the board of directors of the Company, which shall have the right to elect all of the Company’s officers.

9 Termination.

Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time as follows:

9.1 Mutual Consent. The Seller, Bricken and the Company may terminate this Agreement by mutual written consent.

9.2 Breach by Bricken. The Seller may terminate this Agreement by notice to Bricken if default shall be made by him in the observance or in the due and timely performance of any of the terms of this Agreement to be performed by

Bricken, if such default is not cured within ten (10) business days, unless the default by Bricken is caused by or at the instance of the Company.

9.3 Breach by Seller or the Company. Bricken may terminate this Agreement by notice to the Company and the Seller if default shall be made by the Seller or by the Company in the observance or in the due and timely performance of any of the terms of this Agreement to be performed by the Seller or the Company unless such default is cured within ten (10) business days thereafter unless the default by the Company is caused by or at the instance of Bricken.

10 Indemnification.

10.1 Bricken’s and Company’s Indemnification. Bricken and the Company (following the closing) jointly and severally agree to defend at its cost, indemnify and hold harmless (in such capacity, the “Company Indemnifying Party”), to the fullest extent permitted by law, the Seller, its employees, agents and representatives (each in such capacity, a “Seller Indemnitee”) from, against and in respect of any and all actual damages, costs and expenses (the “Losses”) arising from, directly or indirectly, any of the following:

(A) The breach or inaccuracy of any material representation or warranty made by or on behalf of Bricken or the Company in this Agreement (except to the extent such breach is caused by the actions of the Seller).

(B) The breach or default in performance by Bricken or the Company of any covenant or other agreement made by the Purchasers in this Agreement (except to the extent such breach is caused by the actions of the Seller).

(C) Bricken and/or the Company shall be relieved of the obligation to indemnify the Seller, with respect to the above if any claim for indemnification arises as a consequence of any act or omission of the Seller not caused by Bricken or the Company. Bricken and/or the Company shall be relieved of the obligation for indemnity above in the event such liability arises as to a matter which the Seller knew of the facts giving rise to any such claim at or prior to the closing.

10.2 Sellers’ Indemnification. The Seller hereby agrees to indemnify and hold harmless (in such capacity, the “Seller Indemnifying Party”), to the fullest extent permitted by law, Bricken (including the Company after the Closing Date) (each, in such capacity, a “Company Indemnitee”) from, against and in respect of any and all Losses that any such Company Indemnitee may suffer or incur as a result of, relating to, or arising from, directly or indirectly, any of the following:

(A) The breach or inaccuracy of any representation or warranty made by or on behalf of the Seller in this Agreement, except to the extent such breach is caused by the Company Indemnifee.

(B) The breach or default in performance the Seller of any covenant or other agreement made by or on behalf of the Seller in this Agreement.

(C) The Seller shall be relieved of the obligation to indemnify the Company Indemnitee, with respect to the above if any claim for indemnification arises as a consequence of any act or omission of Bricken, or the act or omission of the Company not caused by the Seller. The Seller shall be relieved of the obligation for indemnity above in the event such liability arises as to a matter which the Company Indemnitee knew of the facts giving rise to any such claim at or prior to the closing.

10.3 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements made in this Agreement; or in any certificate or other document delivered pursuant to this Agreement or in connection with this Agreement, will survive the making of this Agreement and the Closing and remain fully binding and enforceable for a period of one year after the Closing.

10.4 Monetary Limitations on Indemnification. Notwithstanding the provisions of Section 10, except for Claims based on fraud or intentional misrepresentation, the Sellers, Bricken or the Company shall have no obligation to indemnify the other under Sections 10.1 and 10.2 until the aggregate amount of all Losses suffered exceeds Twenty-Five Thousand and 00/100 ($25,000) Dollars, at which point the Indemnitor’s obligation to indemnify the Indemnitee (as such term is defined below) hereunder shall be for the amount of all Losses suffered pursuant to Sections 10.1 and 10.2.

10.5 Defense of Claims. The procedures to be followed with respect to the defense and settlement of any claim made by a third party which, if true, would give rise to a right on the part of an Indemnitee to be indemnified against resulting Losses, in whole or in part, under this Section 10 (a “Claim”) shall be as set forth below. For purposes of this Section, “Indemnitee” shall refer to the Seller, the Company and the Company Indemnitees and “Indemnifying Party” shall refer to the Seller, Company and the Company Indemnifying Parties.

(A) Unless in the reasonable judgment of Indemnitee (i) there is a conflict between the positions of the Indemnifying Party and the Indemnitee in conducting the defense of such Claim or (ii) legitimate business considerations would require the Indemnitee to defend or respond to such Claim in a manner different from that recommended by the Indemnifying Party, the Indemnifying Party shall, by giving notice thereof to the Indemnitee confirming the Indemnifying Party’s obligation under this Section 10 to indemnify the Indemnitee in respect of such Claim, be entitled to assume and control such defense with counsel chosen by it. The Indemnitee shall be entitled to participate therein after such assumption, but the costs of such participation (other than the costs of providing witnesses or documents at the request of the Indemnifying Party or in response to legal process) following such assumption shall be at the expense of the Indemnitee. Upon assuming such defense, the Indemnifying Party shall have full right to enter into any compromise or settlement which is dispositive of the matter involved; provided that except for the settlement of a Claim that involves no obligation of the Indemnitee other than the payment of money for which indemnification is provided hereunder (in which case the Indemnifying Party shall give the Indemnitee the opportunity to discuss with it such payment, which opportunity shall not affect the right of the Indemnifying Party to effect such settlement in its discretion), the Indemnifying Party shall not settle or compromise any Claim without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld; and provided, further, the Indemnifying Party may not consent to entry of any judgment or enter into any settlement in respect of a Claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of a release from all liability in respect of such Claim.

(B) With respect to a Claim as to which the Indemnifying Party (i) does not have the right to assume the defense under Section 10.5(A) or (ii) shall not have exercised its right to assume the defense, the Indemnitee shall assume and control the defense of and contest such Claim with counsel chosen by it and the Indemnifying Party shall be obligated to pay all reasonable, attorneys’ fees and expenses of the Indemnitee incurred in connection with such defense. The Indemnifying Party shall be entitled to participate in the defense of such Claim, but the cost of such participation shall be at its own expense. Notwithstanding the foregoing, the Indemnitee shall not be required to defend any Claim under this Section 10 unless the Indemnifying Party confirms its obligation under this Section 10 to indemnify the Indemnitee in respect of such Claim by written notice to the Indemnitee. If the Indemnitee is not required to defend any Claim under the immediately preceding sentence, it shall owe no duties to the Indemnifying Party with respect to such Claim, and may defend, fail to defend or settle such Claim without affecting its right to indemnity hereunder.

(C) The Indemnitee may compromise or settle any Claim against it at any time; provided, however, that the Indemnitee shall not settle or compromise any Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld; provided, further, that if in the reasonable judgment of the Indemnitee it would be materially harmed or otherwise prejudiced by not entering into a proposed settlement or compromise and the Indemnifying Party withholds consent to such settlement or compromise, the Indemnitee may enter into such settlement or compromise and such settlement or compromise shall not be conclusive as to, or otherwise be used to establish, the existence or amount of the liability of the Indemnifying Party to the Indemnitee or any third party. The Indemnitee may not consent to entry of any judgment or enter into any settlement or compromise with respect to a Claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnifying Party of a release from all liability in respect of such Claim.

(D) Both the Indemnifying Party and the Indemnitee shall cooperate fully with one another in connection with the defense, compromise or settlement of any Claim, including without limitation making available to the other all pertinent information and witnesses within its control at reasonable intervals during normal business hours.

10.6 Other Remedies. In addition to the remedies available under this Agreement to the parties, in the event of a breach of this Agreement by the Seller or Bricken or the Company, the non-breaching party shall be entitled to any or all remedies available under applicable law or in equity, including specific performance and other injunctive relief, and in the event that the non-breaching party seeks an equitable remedy, the breaching party expressly waives, and shall not raise in any action or proceeding, the claim or defense that an adequate remedy at law exists.

11 Obligations to Close the Purchase of Capital Stock.

11.1 Conditions to Obligations of Bricken and the Company:

(A) Continued Truth of Representations and Warranties of the Sellers. The representations and warranties the Seller shall be true on and as of the Closing as though such representations and warranties were made on and as of such date. The Seller shall have performed and complied with all terms, conditions, agreements and restrictions required by this Agreement to be performed or complied with by it to or at the Closing.

(B) Performance by the Sellers. At the Closing, the Seller shall have complied with all terms on their part required to be performed under this Agreement.

(C) Adverse Proceedings No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of Bricken to own the Capital Stock after the Closing.

(D) Closing Deliveries Bricken shall have received at or prior to the Closing such documents, instruments or certificates as he may reasonably request including, without Limitation:

(a) A duly executed Agreement to Reinstate Wage Claim;

(b) corporate resolutions authorizing execution of the Agreement to Reinstate Wage Claim;

(c) at the closing the stock certificates representing one hundred (100%) percent of the TWT Stock duly endorsed in negotiable form;

(d) certificates of the Seller, and such other documents as are reasonably necessary to provide evidence of the satisfaction of the conditions specified in this Section 11;

(e) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Company in such state;

(f) a certificate of the Secretary of the Company attesting to the incumbency of the Company’s officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the documents delivered pursuant to this Agreement;

(g) a cross receipt executed by Bricken, the Company and the Seller.

(h) delivery of the Certificate of Incorporation of the Company and all amendments thereto together with the current By-Laws thereof and the stock book of the Company.

(i) a check for the first $10,000 installment, as set forth in Paragraph 4.5 of this Agreement.

12. Conditions to Obligations of the Seller at Closing.

(A) Representations and Warranties. The representations and warranties of Bricken contained in this Agreement shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing. Bricken shall have performed and complied with all terms, conditions, agreements, restrictions required by this Agreement to be performed or complied with by it to or at the closing.

(B) Qualifications All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Capital Stock pursuant to this Agreement shall be duly obtained and effective as of the Closing.

(C) Payment of Consideration The Purchasers shall have delivered the purchase consideration in this Agreement.

13 Miscellaneous.

13.1 Expenses. Each party hereto shall bear and pay all costs and expenses incurred by him, her or it in connection with the transactions contemplated in this Agreement, including fees and expenses of his, her or its own financial consultants, accountants and counsel.

13.2 Amendment or Supplement. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by each of the parties hereto.

13.3 Entire Agreement. This Agreement and the Schedules and the Exhibits attached hereto contain the entire agreement among the parties with respect to the transactions contemplated hereunder and supersede all prior agreements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and heirs.

13.4 Notices. All notices or other communications hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, (i) if to the Seller, to such person’s address set forth on the signature pages hereto, with a copy to Snow Becker Krauss P.C., 605 Third Avenue, New York, NY 10158, (ii) if to the Company or Bricken, to TWT, Commerce Park, 5 Corporate Drive, Danbury, CT 06810, with a copy to Meredith Braxton, 270 Greenwich Ave, Greenwich, CT 06830, and (iii) if to David Dalton, at Seller’s address set forth on the signature pages hereto, with a copy to Snow Becker Krauss P.C., 605 Third Avenue, New York, NY 10158. Any party may change the persons to receive notice on his, her or its behalf and the address to which such notice shall be sent from time to time by means of a writing delivered in accordance with this Section 13.4

13.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement and photocopies and facsimiles of such counterparts shall be given the same effect as originals.

13.6 Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, other than with regard to employment law issues which shall be governed by the laws of the State of Connecticut, without regard to its principles of conflicts of laws. The parties hereby irrevocably and unconditionally submit to the jurisdiction of any appropriate New York court, except with regard to employment law issues which shall be subject to the jurisdiction of any appropriate Connecticut court, and any appellate court from any such court, in any action or proceeding arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in such court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court.

13.7 Waiver of Trial by Jury. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT AND ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE PARTIES HEREBY ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

13.8 Severability. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

13.9 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person other than the parties hereto any right, remedy or claim under or by reason of this Agreement.

13.10 Assignment. No party hereto may assign any of his, her or its rights or obligations under this Agreement to any other person without the prior written consent of the other parties hereto.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first above written.

PURCHASER:

/s/ Jonathan M. Bricken
Jonathan M. Bricken
47 Old South Salem Road Ridgefield, CT 06877

THERMAL WASTE TECHNOLOGIES, INC.

By:	/s/ Jonathan M. Bricken
Jonathan M. Bricken, President & CEO

UNIVEC, INC.

By:
Dr. David Dalton, President

THERMAL WASTE TECHNOLOGIES, INC.

By:	/s/ Michael Lesisko
Michael Lesisko, Vice President

UNIVEC, INC.

By:
Dr. David Dalton, President

THERMAL WASTE TECHNOLOGIES, INC.

By:	/s/ Michael Lesisko
Michael Lesisko, Vice President

UNIVEC, INC.

By:
Dr. David Dalton, President

Schedule 1

Jonathan Bricken

Shares of Univec, Inc. Common Stock to be delivered to Univec, Inc. – 97,710 shares.

Options to purchase Univec, Inc. Common Stock to be delivered to Univec, Inc. – 1,791,456 options.

Bricken shall retain an option to purchase 200,000 shares of Univec, Inc. Common Stock. Each option shall have an exercise period of ten (10) years and an exercise price of $.01 per share.

Eleine Bricken

Shares of Univec, Inc. Common Stock to be exchanged for equivalent amount of options to purchase Univec, Inc. Common Stock – 232,448 shares.

Peter Bricken

Shares of Univec, Inc. Common Stock to be exchanged for equivalent amount of options to purchase Univec, Inc. Common Stock – 1,451 shares.

Rita Bricken

Shares of Univec, Inc. Common Stock to be exchanged for equivalent amount of options to purchase Univec, Inc. Common Stock – 62,545 shares.

The above figures reflect all of the Stock and Options which Jon Bricken has earned ((not all have fully vested) under the Employment contract).

Schedule 2

Outstanding invoices for legal services rendered by Collins Hanaffin, Mintz Levin Cohn and Hyman Phelps, Esquires

Schedule 3

Bricken v. Univec, Inc., David Dalton and Joel Schoenfeld (Civ. Act. No. 3:04CV602 [JCH] U.S. District Court of Connecticut